U.S. BANCORP Shareholder Proposal Regarding Shareholder Approval of Compensation Committee Report Proposal #5 March 2006

The Proposal USB has received a shareholder proposal that would require annual shareholder approval of the Compensation Committee report contained in our proxy statement. Although the results of the shareholder vote would not be binding, this requirement could have a negative impact on the corporation and on the value of your investment in USB stock.

The Proposal is a Bad Idea Because.... they're after the wrong company - USB is a top performer adoption could hurt USB's competitive position - competitors for talent will not have adopted it we should give the SEC's recently proposed executive compensation disclosure reforms a chance - they would apply equally to all issuers

They're After the Wrong Company Some companies pay their executives well despite company underperformance. USB is not one of those companies - our performance has been industry-leading. The following slides illustrate this. Our Compensation Committee pays our executives for performance - let the activist shareholders implement their plan at underperformers, but do not let them undermine your investment in a well-managed company.

2.18% 22.6% 43.3% 39.0% 2.36% 40.9% 1.27% 15.1% 60.4% 23.6% 1.33% 59.0% Peer Median (1) USB (1) 1 1 1 1 1 1 USB Rank (1) Return on Assets Return on Equity Efficiency Ratio (2) Tangible Return on Equity (3) Tangible Return on Assets (3) Tangible Efficiency Ratio (2)(3) (1) Results from continuing operations. Peer banks include Bank of America, Wachovia, Wells Fargo, U.S. Bancorp, SunTrust, National City, BB&T, Fifth Third, KeyCorp, Regions and Comerica. (2) Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding securities gains (losses), net. (3) Tangible ratios exclude the impact of intangible amortization expense. 4Q 2005 Performance Metrics

Total Shareholder Return 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 U.S. Bancorp 100 158.3 301.7 496 344.4 389.9 363.2 382.1 555.3 613.6 610.8 S&P 500 Commercial Bank Index 100 140.9 204.6 217 187 222.7 222.7 220.5 288.3 331.5 336.6 S&P 500 Index 100 123 164 210.9 255.2 232 204.4 159.2 204.9 227.2 238.3 $611 A $100 investment in U.S. Bancorp in 1995 was worth $611 at year-end 2005 $337 Source: FactSet, 12/31/95 = 100 Peer Banks include Bank of America, Wachovia, Wells Fargo, U.S. Bancorp, SunTrust, National City, BB&T, Fifth Third, KeyCorp, Regions and Comerica Peer Bank Rank = #1 $238

Total Shareholder Return Average TSR 3 - year 5 - year 10 - year USB Rank (1) 2 4 1 According to a recent Wall Street Journal article (Feb. 27, 2006), USB exceeds most of its peers in 3, 5 and 10 year TSR. (1) Peer banks include Bank of America, Wachovia, Wells Fargo, U.S. Bancorp, SunTrust, National City, BB&T, Fifth Third, KeyCorp, Regions and Comerica.

U.S. Bancorp Dividends Per Share 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 USB 0.18 0.21 0.27 0.33 0.46 0.65 0.75 0.78 0.85 1.02 1.23 Source: FactSet Peer Banks include Bank of America, Wachovia, Wells Fargo, U.S. Bancorp, SunTrust, National City, BB&T, Fifth Third, KeyCorp, Regions and Comerica Peer Bank Rank = #1 CAGR = 21.2%

Earnings Distributed to Shareholders 2003 2004 2005 Dividends 1645 1917 2246 Share Repurchase 417 2656 1807 90% 4,053 55% 2,062 110% 4,573 $ in millions, % of Net Income The Company announced in late 2003 that it would return 80 percent of earnings to shareholders in the form of dividends and share buybacks. Since that commitment, we have returned 98% of our earnings to shareholders.

Competitive Disadvantage As a result of negative publicity following a negative vote by shareholders on our Compensation Committee report, the Compensation Committee will be subject to pressure by investors (not uniformly applied to its competitors) to reduce executive compensation below competitive levels. This could lead to loss of executive talent, which would erode the long-term value of your investment.

The SEC's Recent Proposals Instead, let's wait for reform to come on an "even playing field" -- the SEC has already proposed new rules that would entirely revise executive compensation disclosure in the proxy, starting next year. The new SEC rules would replace the current Compensation Committee report with a different report and new disclosures that are meant to increase transparency and comparability between companies. This reform should be given a chance to work before individual companies are singled out to receive investor pressure.